As filed with the Securities and Exchange Commission on March 17, 2009

Registration No. 333-116589

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ABBOTT MEDICAL OPTICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	33-0986820 (IRS Employer Identification No.)

1700 E. St. Andrew Place
Santa Ana, California  92705
(714) 247-8200

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Aimee S. Weisner
Executive Vice President, Administration and Secretary
1700 E. St. Andrew Place
Santa Ana, California  92705
(714) 247-8200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

On June 17, 2004, Advanced Medical Optics, Inc., a Delaware corporation (“AMO”), filed a registration statement on Form S-8 (Registration No. 333-116589) (the “Registration Statement”) with the U.S. Securities and Exchange Commission with respect to a total of 2,000,000 shares of AMO common stock, par value $0.01 per share (the “Common Stock”), issuable by AMO under the Advanced Medical Optics, Inc. 2002 Incentive Compensation Plan (the “Plan”), including rights to purchase Series A junior participating preferred stock of AMO, which are attached to all shares of AMO Common Stock in accordance with the Rights Agreement, dated June 24, 2002, by and between AMO and Mellon Investor Services, LLC.  The Registration Statement also automatically covered any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

On February 26, 2009, pursuant to the Agreement and Plan of Merger, dated as of January 11, 2009, among AMO, Abbott Laboratories, an Illinois corporation (“Parent”), and Rainforest Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into AMO (the “Merger”), with AMO surviving the Merger as a wholly owned subsidiary of Parent.  Concurrently with the Merger, AMO changed its name to Abbott Medical Optics Inc. (the “Company”).  As a result of the Merger, AMO’s Common Stock is no longer publicly traded.  Accordingly, the Company wishes to terminate the offering of securities registered pursuant to the Registration Statement.

Pursuant to the undertaking made by AMO in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to terminate the effectiveness of such Registration Statement and to deregister all of the shares of Common Stock that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on March 17, 2009.

Abbott Medical Optics Inc.

By:	/s/ Aimee S. Weisner
	Name:	Aimee S. Weisner
	Title:	Executive Vice President, Administration and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chief Executive Officer	March 17, 2009
James V. Mazzo	(Principal Executive Officer)

/s/ Michael V. Lambert	Executive Vice President and Chief	March 17, 2009
Michael V. Lambert	Financial Officer (Principal Financial Officer)

*	Senior Vice President, Chief Accounting	March 17, 2009
Robert F. Gallagher	Officer and Controller (Principal Accounting Officer)

/s/ Thomas C. Freyman	Director	March 17, 2009
Thomas C. Freyman

* By:	/s/ Aimee S. Weisner
Aimee S. Weisner
As attorney-in-fact under power of attorney granted in Registration Statement previously filed on June 17, 2004